UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  July 21, 2005

ADC TELECOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota 55344

(Address of principal executive offices, including zip code)

(952) 938-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Merger Agreement

On July 21, 2005, ADC Telecommunications, Inc., a Minnesota corporation (“ADC”), Falcon Venture Corp., a Massachusetts corporation and a wholly owned subsidiary of ADC (“Merger Sub”), Fiber Optic Network Solutions Corp., a Massachusetts corporation (“FONS”) and Michael J. Noonan entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the acquisition of 100% of the outstanding shares of FONS.  Following the merger of Merger Sub with and into FONS, FONS will continue as a wholly owned subsidiary of ADC.

The purchase price is approximately $161.5 million, subject to adjustment for cash and cash equivalents held by and indebtedness of FONS at closing.  $34 million of the purchase price will be held in escrow for up to two years following the closing to address potential indemnification claims of ADC.  The remainder of the purchase price shall be paid directly to the shareholders of FONS at closing.  In addition, approximately $10.5 million will be placed by ADC into a trust account and paid to most of FONS’ current employees.

ADC and FONS have made customary representations, warranties and covenants in the Merger Agreement.  The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the agreement and such representations and warranties should not be relied on by any other person.  In addition, such representations and warranties (i) have been qualified by disclosure schedules that the parties have exchanged in connection with the signing of the Merger Agreement, (ii) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the Merger Agreement or such other date as specified in the Merger Agreement.  The disclosure schedules referred to above contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.  Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by those disclosure schedules.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement.

Consummation of the merger is subject to various customary conditions, including approval by the shareholders of FONS, no legal impediment to the merger and the receipt of required regulatory approvals.

In connection with the Merger Agreement, the parties have also entered into certain other agreements, including an employment agreement with Michael J. Noonan, the President and Chief Executive Officer of FONS.  Certain shareholders of FONS have also entered into a voting agreement as described below.

A copy of the Merger Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference.  The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Voting Agreement

Concurrently with entering into the Merger Agreement, ADC entered into a voting agreement (the “Voting Agreement”) with certain shareholders of FONS who collectively hold more than 66.67% of the outstanding shares of FONS, including the Chief Executive Officer of FONS (the “Shareholders”).  The Voting Agreement provides that the Shareholders will vote their shares in favor of the Merger.  Additionally, the Voting Agreement provides that these Shareholders will, jointly and severally, indemnify ADC and hold it harmless from and against losses which ADC may suffer, sustain or become subject to after the termination of the escrow account established in connection with the Merger Agreement as a result of a breach of certain representations or covenants made in the Merger Agreement.

A copy of the Voting Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement.

Item 7.01                                             Regulation FD.

On July 22, 2005, ADC issued a press release announcing the acquisition of FONS.

A copy of the press release is furnished herein as Exhibit 99.1.

Item 9.01                                             Financial Statements and Exhibits.

(c)  Exhibits.

2.1                                 Agreement and Plan of Merger, dated July 21, 2005, by and among ADC Telecommunications, Inc., Falcon Venture Corp., Fiber Optic Network Solutions Corp., and Michael J. Noonan

10.1                           Voting Agreement, dated July 21, 2005, by and among ADC Telecommunications, Inc. and the Shareholders of Fiber Optic Network Solutions Corp. listed on the signature page to the Voting Agreement

99.1                           Press Release dated July 22, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADC TELECOMMUNICATIONS, INC.
(Registrant)

Date: July 25, 2005	By:	/s/ Gokul V. Hemmady
Gokul V. Hemmady
Vice President and Chief Financial Officer